                           ASSET PURCHASE AGREEMENT

                                    between

                          BELDEN WIRE & CABLE COMPANY

                                   as Buyer

                                      and

                              INTECH CABLE, INC.

                                   as Seller



                            Dated October 21, 1996






































          ASSET PURCHASE AGREEMENT                             Page 1


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          INTECH CABLE, INC.


                           ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement is entered into as of October 21, 1996, by Belden Wire & Cable Company, a Delaware corporation ("Buyer") and Intech Cable, Inc., a Massachusetts corporation ("Seller"). (The Buyer and the Seller may be individually referred to as a "Party" and collectively as the "Parties").
      This Agreement contemplates a transaction in which the Buyer will purchase certain assets in exchange for cash and the assumption of certain liabilities.
      Now, the Parties agree as follows:

   1. CERTAIN DEFINITIONS
      1.1. "Active Employee" means an employee of Seller who on the Closing Date is either (i) at work or (ii) absent from work solely because of (a) holiday, (b) vacation, (c) illness or disability which has prevented, or is expected to prevent, the employee from working at his or her assigned job for no longer than three months in total duration (including time before and after the Closing Date), or (d) leave of absence which has lasted or is expected to last no longer than three months in total duration (including time before and after the Closing
           Date) or which is for military duty.
      1.2 "Affiliate" means any Person that directly or indirectly controls, is controlled by or is under common control with the named party.
      1.3  "Agreement" means this Asset Purchase Agreement.
      1.4 "Ancillary Agreements" means collectively the Hudson Lease for the Hudson, Massachusetts Facility (the "Hudson Facility") (Exhibit 1.24), the Non-Compete Covenant of John Schwanbeck (Exhibit 1.4A), the Agreement for the Assignment of the Charlotte, North Carolina Lease (the "Charlotte Lease Assignment") (Exhibit 1.4B), the Assignment and Adoption Agreement (Exhibit 6.10.2B), and the Escrow Agreement (Exhibit 2.3A).
      1.5 "Assets" means all right, title, and interest in and to all of the assets of the Seller, including without limitation all of its (a) rights in the real property lease for the facility located at 100 Brookford Street, Charlotte, North Carolina (the "Charlotte Facility"), (b) tangible personal property (such as machinery, and all other equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, fixtures, fittings, automobiles, trucks, tractors, trailers, tools, jigs, and dies), other than those fixtures at Seller's Hudson Facility listed in subparts (a) and (b) of Exhibit 1.5, (c) Intellectual Property (including such rights as Seller may have to use the names "Intech Cable, Inc." and "ICI" and any other name used by Seller), the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) non-real property leases, subleases, and



          ASSET PURCHASE AGREEMENT                           Page 2


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          INTECH CABLE, INC.


           rights thereunder, (e) agreements, contracts, and rightsthereunder, (f) indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, all of which are in favor of the Seller and none of which involve the Seller as being an obligor, (g) accounts, notes, and other receivables in favor of the Seller,
           (h) securities, (i) claims, deposits, lockboxes, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than any right of refund for the payment of income Taxes), (j) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (k) books, records, ledgers files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and
           (l) all other property, right and assets of any kind not otherwise described in (a)-(k) above, whether tangible or intangible, used in the operation of the Business; provided, however, that the Assets shall not include the Retained Assets. It is understood that any dividend or rebate to which Seller may be entitled after the Closing pursuant to its workers' compensation insurance shall be payable to Buyer pursuant to subpart (i) above. However, such dividend or rebate shall be subject to any workers' compensation claims that Seller pays after the Closing but which relate to the period prior to the Closing Date. In no event shall Buyer be responsible for any of Seller's workers' compensation claims.
      1.6 "Assumed Liabilities" means those Liabilities of the Seller incurred in the Ordinary Course:
           1.6.1 that are listed on the Final Closing Balance Sheet, to the extent and only to the extent of the amounts of such items so listed;
           1.6.2 that arise after the Closing under contracts entered into by the Seller which are not reflected on the Final Closing Balance Sheet, but (i) are listed on Schedule
                  3.14 as "Contracts Being Assumed by Buyer"; or (ii) are not so listed on Schedule 3.14, but were entered into in the Ordinary Course for the purchase of goods or services to Seller or for the sale of wire and cable products by Seller; and
           1.6.3 that arise after the Closing under the Intech Savings Plan in accordance with the Assignment and Adoption Agreement (Exhibit 6.10.2B) to the extent Buyer elects to adopt the Intech Savings Plan pursuant to subpart (i) of
                  Section 6.10.2 below.
           Assumed Liabilities shall not include any Retained Liabilities, including the following:
           (A) any Liabilities of the Seller for income or transfer Taxes arising from the consummation of the transactions contemplated by this Agreement;
           (B) any Liabilities of the Seller to indemnify any Person (including the Seller or its stockholders) by reason of


          ASSET PURCHASE AGREEMENT                               Page 3

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          INTECH CABLE, INC.


                  the fact that such Person was a director, officer, employee or agent of the Seller;
           (C) any Liabilities of the Seller for the costs and expenses incurred in connection with this Agreement;
           (D) any Liabilities resulting from or relating to the borrowing of money, breach of contract, tort, infringement or violation of law;
           (E) any Liabilities of Seller or its predecessors relating to or arising from the transfer of assets or capital stock by Allied Corporation ("Allied") and Eltra Corporation ("Eltra"), which may have been made in connection with the sale of the wire and cable operations of Allied and Eltra to Seller or its predecessors; (Fany Liabilities of Seller with respect to its or its predecessors' acquisition (i) of any of the assets or capital stock of Carolina Wire & Cable, (ii) of any of the fiber optic assets of Arcomm Corporation, or (iii) of any of the assets or capital stock of any other business; and
           (G) any Liabilities of Seller under this Agreement or any Ancillary Agreement, and any Liabilities of Seller listed on Exhibit 1.6G.
      1.7  "Balance Sheet Payment" has the meaning assigned in Section
           2.4.
      1.8 "Business" means the business conducted by the Seller involving the design, manufacture and distribution of wire and cable products.
      1.9  "Buyer's Indemnified Group" has the meaning assigned in Section
           8.2.
      1.10 "Buyer's Letter" has the meaning assigned in Section 2.8.
      1.11 "Claim" has the meaning assigned in Section 11.1.
      1.12 "Closing" means the meeting held on the Closing Date at which the Parties consummate the contemplated transactions.
      1.13 "Closing Date" has the meaning assigned in Section 2.17.
      1.14 "Code" means the Internal Revenue Code of 1986, as amended.
      1.15 "Consents" has the meaning assigned in Section 5.2.
      1.16 "Disclosure Schedules" has the meaning assigned in Article 3.
      1.17 "Employee Benefit Plan" means each employee pension benefit plan or arrangement, profit sharing plan or savings plan (including any 401(k) plan), each employee welfare benefit plan and each bonus, incentive compensation, deferred compensation, severance or similar plan, "key man" life insurance policy, policy, contract or payroll practice providing compensation or employee benefits maintained by, on behalf of, or for the benefit of the Seller or to which the Seller is a participating employer or is obligated to contribute or has any legally enforceable liability and under which any employee participates or has accrued any rights or under which the Seller is liable in respect of an employee.
      1.18 "Environmental Laws" shall include any federal, state or local law, regulation, rule, standard, order or decree relating to protection of health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
           section 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as


          ASSET PURCHASE AGREEMENT                               Page 4

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          INTECH CABLE, INC.


           amended, 42 U.S.C. sections 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C.sections 2601 et seq., the Water Pollution Control Act, as amended, 33 U.S.C. sections 1251 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. sections 651 et seq., and state or local laws similar to any of the foregoing.
      1.19 "ERISA" means the Employee Retirement Income Security Act of
           1974, as amended.
      1.20 "Escrow Agreement" has the meaning assigned in Section 2.3.
      1.21 "Final Closing Date Net Asset Value" has the meaning assigned in Section 2.15.
      1.22 "Financial Statements" has the meaning assigned in Section
           3.6.
      1.23 "GAAP" means United States generally accepted accounting principles as in effect from time to time.
      1.24 "Hudson Lease" means that certain Agreement (attached as
           Exhibit 1.24) between the Buyer and Seller regarding the right of the Buyer to use the Seller's Hudson, Massachusetts facility for a certain period after the date of this Agreement.
      1.25 "Indemnified Party" has the meaning assigned in Section 8.4.
      1.26 "Indemnifying Party" has the meaning assigned in Section 8.4.
      1.27 "Intech Savings Plan" has the meaning assigned in Section
           6.10.2.
      1.28 "Intellectual Property" means all (i) patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential information and (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium).
      1.29 "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, any damage or loss of any kind (including consequential, special, punitive, and incidental), and any judgment, settlement, expense or cost (including those relating to any investigation or any defense or prosecution of any proceedings).
      1.30 "Most Recent Financial Statements" has the meaning assigned in
           Section 3.6.
      1.31 "Most Recent Month End" has the meaning assigned in Section
           3.6.
      1.32 "Most Recent Year End" has the meaning assigned in Section 3.6.
      1.33 "Occurrence" means an event, incident, accident, or condition, including without any limitation which results from an act or omission (including without limitation the sale of products and continuous or repeated exposure to conditions which result in bodily injury, death or damage of any kind).



          ASSET PURCHASE AGREEMENT                              Page 5

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          INTECH CABLE, INC.


      1.34 "Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).
      1.35 "Peg Statement of Net Assets" has the meaning assigned in
           Section 2.5.
      1.36 "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, or any other form of business or legal entity or government authority.
      1.37 "Preliminary Closing Date Net Asset Value" has the meaning assigned in Section 2.7.
      1.38 "Preliminary Closing Balance Sheet" has the meaning assigned in
           Section 2.8.
      1.39 "Purchase Price" has the meaning assigned in Section 2.3.
      1.40 "Regulated Materials" include any chemical, pollutant, contaminant, petroleum or petroleum products, hazardous or toxic substance, and any other substance, material or waste defined as such or subject to regulation in any manner whatsoever under any Environmental Law.
      1.41 "Retained Assets" means all right, title and interest in and to
           (i) the real estate and buildings constituting the Hudson Facility, including any lease relating to and any leasehold interest in such real estate and buildings, but excluding the equipment and tangible personal property thereon or therein and the items on Exhibit 1.5 other than those fixtures listed in subparts (a) and (b) of such exhibit, (ii) the real estate located at Hudson, Massachusetts identified as 33 Broad Street, Hudson, Massachusetts; (iii) cash and cash equivalents (including any "over draft" accounts) outstanding on the Closing Date, (iv) repayment obligations outstanding on the Closing Date arising from loans made prior to the date hereof to shareholders, directors, officers, employees or other related parties, (v) all Regulated Materials in, on, under or relating to any of the foregoing or any of the Assets except to the extent currently used by Seller in the conduct of the Business in compliance with Environmental Laws, and (vi) any life insurance policies (including any "key-man" life insurance policy in the name of John Schwanbeck) for any shareholder of Seller (including the cash surrender value of such policies and any receivables for premiums in excess of the cash surrender value of such policies).
      1.42 "Retained Liabilities" means (i) all Liabilities relating to the borrowing of money which are outstanding on the Closing Date (including any related interest or deferred loan costs),
           (ii) all Liabilities arising out of any of the Retained Assets, whenever so arising, (iii) all Liabilities retained by the Seller pursuant to Section 6.8 ("Environmental Matters"), and
           (iv) all Liabilities retained by the Seller pursuant to Section
           6.10.4 ("Certain Retained Liabilities of the Seller"), (v) all Liabilities of Seller for income Taxes, (vi) those Liabilities described in clauses (A) - (G) of the definition of "Assumed Liabilities," and (vii) all other Liabilities (whenever arising) of the Seller, its Affiliates, their predecessors or otherwise relating to the Business arising from or relating to any Occurrence or period on or before the Closing Date, except


          ASSET PURCHASE AGREEMENT                                Page 6

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          INTECH CABLE, INC.


           for any Assumed Liabilities.
      1.43 "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien.
      1.44 "Seller's Indemnified Group" has the meaning assigned in
           Section 8.3.
      1.45 "Seller's Knowledge" or similar terms mean the knowledge after reasonable investigation (including by consulting with employees of the Seller with responsibility for the subject matter) of (i) the officers and directors of the Seller, and
           (ii) the following individuals: John Schwanbeck, Paul Pendergrass, Stephen Cote, and with respect to Section 3.23, Mauricio Silva and Guy Watson.
      1.46 "Seller's Letter" has the meaning assigned in Section 2.9.
      1.47 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
      1.48 "Tax" means any national, federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest or penalty, whether disputed or not.
      1.49 "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
      1.50 "Transferred Employees" has the meaning assigned in Section
           6.10.1.1.
   2  PURCHASE AND SALE OF ASSETS
      2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, free of all Security Interests, all of the Assets at the Closing, for the consideration (including the assumption of the Assumed Liabilities) specified below in this Article 2.
      2.2. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume, pay, honor and discharge when due, and become responsible for all of the Assumed Liabilities at the Closing.
      2.3. Purchase Price. In consideration for the transfer of the Assets, Buyer shall deliver at Closing the following amounts:
           (i) $1,056,209, the amount of the change in net assets value from December 31, 1995 through June 30, 1996 (the "Interim Net Asset Payment"), plus $17 million (collectively, the "Closing Payment") to be paid to Seller; and
           (ii) $3 million (the "Escrow Amount") to be held by State Street Bank and Trust Company (the "Escrow Agent") in an escrow account pursuant to and in accordance with the



          ASSET PURCHASE AGREEMENT                           Page 7

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          INTECH CABLE, INC.


                  terms of the Escrow Agreement to be executed in substantially the form attached as Exhibit 2.3 A (the "Escrow Agreement").
           Thereafter, Buyer or Seller (as the case may be) shall pay the Balance Sheet Payment (as defined in Section 2.4.). The Closing Payment, the Escrow Amount, the Balance Sheet Payment and the Assumed Liabilities constitute the "Purchase Price."
      2.4 Balance Sheet Payment. Within five days following the date on which the Final Closing Date Net Asset Value is determined pursuant to Section 2.15, Buyer shall pay to Seller the Positive Balance Sheet Adjustment Amount or Seller shall pay to Buyer the Negative Balance Sheet Adjustment Amount. The Party making such payment shall pay interest on the amount paid at the rate equal to the average prime rate as shown in the Wall Street Journal for the period of the Closing Date to the date of payment. The payment covered by this Section 2.4 shall be the "Balance Sheet Payment."
      2.5  Determination of the Interim Net Asset Payment.  The Interim
           Net Asset Payment means the amount by which the Interim Statement of Net Assets value is more than the Peg Statement of Net Assets. The Interim Statement of Net Assets is the net assets of the Seller reflected on the June 30, 1996 Balance Sheet adjusted to exclude the Retained Assets and the Retained Liabilities as set out in Exhibit 2.5A. The Peg Statement of Net Assets is the net assets of the Seller reflected on the audited December 31, 1995 Balance Sheet adjusted to exclude the Retained Assets and the Retained Liabilities as set out in
           Exhibit 2.5B.
      2.6 Determination of Balance Sheet Payment Amount. The Balance Sheet Payment Amount means the amount by which the Final
           Closing Date Net Asset Value, determined pursuant to Section 2.15, is more (a "Positive Balance Sheet Adjustment Amount") or less (a "Negative Balance Sheet Adjustment Amount") than $8,870,363, the net asset value reflected on the Balance Sheet set out on the Interim Statement of Net Assets.
      2.7 Closing Balance Sheet. Seller shall prepare and deliver to Buyer within 60 days following the Closing Date, a balance sheet reflecting the net assets ("Preliminary Closing Date Net Asset Value") of the Seller on the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet may be prepared by Transferred Employees during normal business hours. The Preliminary Closing Balance Sheet and Final Closing Balance Sheet shall be prepared in accordance with the provisions of this Section. Each Party understands that the objective in deriving the Final Closing Balance Sheet is to measure actual changes in the "net assets" of the Seller for the period between June 30, 1996 and the Closing Date and, in so doing, the final adjustment of the Purchase Price. The Parties have agreed that in the event of a conflict or inconsistency between Sections 2.7.1 and 2.7.2, Section 2.7.2 shall take precedence over Section 2.7.1.



          ASSET PURCHASE AGREEMENT                            Page 8

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          INTECH CABLE, INC.


           2.7.1 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall be prepared in accordance with Seller's normal accounting principles, practices and procedures which are the same as or consistent with those employed in the preparation of the Peg Statement of Net Assets.
           2.7.2 Notwithstanding anything to the contrary in Section 2.7.1, the following specific accounting rules shall control the preparation of the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet:
                  2.7.2.1 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet amounts, with respect to the inventories of the Seller, shall be based upon the results of a physical count of all inventories (including those located at all stock representative locations) taken at the close of business on the Closing Date in accordance with procedures to be mutually agreed to by the Parties. The following procedures will apply to the physical count of any damaged or defective inventory: (i) to the extent such inventory cannot be reworked, it will be excluded from the physical count; (ii) to the extent such inventory can be reworked, the value of such inventory will be reduced by the estimated cost of placing such inventory
                            into saleable or usable condition.   Any
                            subpart (i) inventory will be deemed a Retained Asset. Seller will remove such inventory from the Hudson Facility and the Charlotte Facility as soon as practicable. With respect to the Preliminary Closing Balance Sheet and Final Closing Balance Sheet, the valuation of inventory on hand shall be based on the First-In-First-Out (FIFO) layering method of accounting. For purposes of this Agreement, the plant capacity used in the burden calculation shall be 80%.
                  2.7.2.2 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet will not include any Retained Assets or Retained Liabilities.
                  2.7.2.3 "Certain Fixed Assets" means (i) any fixed asset on the fixed assets listing having a net book value greater than $10,000, or (ii) the fixed assets on the Orderly Liquidation Value Appraisals prepared by Joseph Finn Co., Inc. in June 1996 having a fair value greater than $10,000. The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet will not include any amounts with respect to any Certain Fixed Asset which cannot be located or otherwise evidenced during a verification of fixed assets that the Seller and Buyer will conduct jointly as of the Closing Date.


          ASSET PURCHASE AGREEMENT                                 Page 9

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          INTECH CABLE, INC.


                  2.7.2.4 The Preliminary Closing Balance Sheet and The Final Closing Balance Sheet shall include a reserve of $575,000 for excess, obsolete and slow moving inventory, which the Parties agree is a mutually acceptable reserve and shall not be subject to adjustment.
                  2.7.2.5 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall include an accrual for the defined contribution plan discretionary payment provided in the Intech Savings Plan computed as follows:

                             Annual Compensation of eligible
                        Participants x 2 1/2% x # days from 1/1/96 to Closing
                                           divided by 365
                            Buyer will declare and distribute such
                            discretionary payment to the Intech Savings
                            Plan (or its equivalent) by February 1, 1997.
                  2.7.2.6 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall not include any accrual for postretirement medical benefits.
                  2.7.2.7 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet will not include any amount for employee advances or receivables that exceeds in the aggregate $15,000. To be included, such advances and receivables must also have been incurred in the Ordinary Course (i.e., travel advances).
                  2.7.2.8 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall not include any amounts with respect to receivables or rebates relating to workers' compensation.
                  2.7.2.9 The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall include a vacation pay accrual for hourly personnel based on the number of days earned through the Closing Date less the number of days taken multiplied by the hourly wage rate (which shall be based on a work year of 2,080 hours). The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall include a holiday accrual for hourly personnel based on the total holiday pay (the sum of each employee's wage rate multiplied by the number of holiday hours) multiplied by the number of holidays remaining divided by the total number of holidays given to employees in a year.
                 Any adjustment of the Purchase Price with respect to valuation of inventory shall be only as set forth in Section
                 2.7.2.1 or 2.7.2.4.
      2.8 Buyer's Review. Buyer will have 60 days following receipt of the Preliminary Closing Balance Sheet from Seller to review the balance sheet and to determine if in Buyer's judgement it has


          ASSET PURCHASE AGREEMENT                            Page 10

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          INTECH CABLE, INC.


           been prepared in accordance with Section 2.7. If in Buyer's judgement adjustments are necessary for the Preliminary Closing Balance Sheet to be so prepared, Buyer, within the 60-day period, shall notify Seller in writing of its proposed adjustments, including the amount, nature and basis for the adjustments ("Buyer's Letter"). Buyer may have its auditors, Ernst & Young, assist it in reviewing the Preliminary Closing Balance Sheet. Should Seller not receive Buyer's Letter within the 60-day period, the Preliminary Closing Balance Sheet prepared by Seller shall be considered the Final Closing Balance Sheet.
      2.9 Seller's Review. Seller will then have 20 days following receipt of Buyer's proposed adjustments, if any, to review them. Within the 20-day period, Seller shall notify Buyer in writing of Seller's position with respect to each of Buyer's proposed adjustments ("Seller's Letter"). Should Buyer not receive Seller's Letter within the 20-day period, the Preliminary Closing Balance Sheet prepared by Seller as adjusted by Buyer's Letter shall be considered the Final Closing Balance Sheet.
      2.10 Conference. Within ten days from the date of Seller's Letter pursuant to Section 2.9, the Parties shall confer and endeavor to resolve the adjustments, if any, which are in dispute.
      2.11 Arbitrator. If the Parties do not confer or are unable to resolve to their mutual satisfaction all of the proposed adjustments after a conference to resolve Buyer's proposed adjustments, then within the 20 days following the delivery of Seller's Letter or the conference pursuant to Section 2.10, whichever is later, the Parties shall jointly engage the accounting firm of Coopers & Lybrand (or another accounting firm mutually satisfactory to both Parties) to act as the arbitrator (the "Arbitrator").
      2.12 Scope of Arbitration. If the provisions of Section 2.11 become operable, then the Arbitrator shall be furnished with a copy of this Agreement, the Preliminary Closing Balance Sheet, Buyer's Letter, Seller's Letter and any agreed upon accounting rules or definitions. Each Party shall have the right, at the same time, to submit supporting or explanatory material to the Arbitrator copies of which shall be provided to the other Party. The Arbitrator shall have 45 days to review this material and such other information as it deems appropriate. Within the 45-day period, the Arbitrator will furnish both Parties with its written determination regarding each unresolved adjustment of Buyer submitted for arbitration.
      2.13 Arbitrator's Decision. The arbitration shall be conducted in Boston, Massachusetts. The Arbitrator shall confine itself only to unresolved adjustments. The Arbitrator, in reaching a decision, shall provide a written explanation of its conclusions to each Party, and its determination shall be conclusive and binding upon the Parties. The submission of a dispute to the Arbitrator and the rendering of his decision shall be a condition precedent to either Party's commencing legal action to pursue any claim arising under this Article 2. The award or decision of the Arbitrator shall be deemed final


          ASSET PURCHASE AGREEMENT                              Page 11

          INTECH CABLE, INC.


           and binding, and may be entered and enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The fee and expenses of the Arbitrator shall be borne equally by Seller and Buyer. Section 10.6 ("Notices") shall apply to all communications made under this
           Article 2.
      2.14 Access. In preparing and reviewing the Preliminary Closing Balance Sheet and in conducting the reviews by either Party and the Arbitrator, each Party will grant the other and the Arbitrator all reasonable access to the records of the Business and any workpapers, including auditor workpapers, prepared with respect to the Preliminary Closing Balance Sheet.
      2.15 Final Closing Date Net Asset Value. The Preliminary Closing Balance Sheet prepared by Seller pursuant to Section 2.7 will be modified by any adjustments pursuant to Sections 2.9 and
           2.10 and, to the extent applicable, by the determination of the Arbitrator pursuant to Section 2.11 - 2.13. The Preliminary Closing Balance Sheet after such adjustments will become the Final Closing Balance Sheet. The net asset value as reflected on the Final Closing Balance Sheet is the "Final Closing Date Net Asset Value".
      2.16 Payment. The Closing Payment shall be paid in immediately available U.S. funds by wire transfer (against transfer of the Assets) to accounts designated by Seller (to include direct payments to lenders holding Security Interests in the Assets in amounts sufficient to discharge such Security Interests in full), of which Seller shall advise Buyer not later than two
           (2) business days prior to the date the Closing Payment is to be made. The Balance Sheet Payment shall be paid in immediately available U.S. funds by wire transfer to Buyer's or Seller's designated account in accordance with Section 2.4.
      2.17 Closing Date. Subject to the fulfillment of the conditions precedent specified in Article 7, the Closing shall take place at 10:00 a.m., local time, on the later of the fifth business day following the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") or the end of the month ("Closing Date") at the offices of Goodwin, Procter & Hoar L.L.P., or at such other place, time or date as the Parties may mutually agree. The Closing shall be effective as of the close of business on that date.
      2.18 Transfer Taxes. With respect to the transfer of the Assets or the contemplated transactions, Seller will pay (i) any transfer, conveyance or other similar Taxes, stamps, duties or similar governmental charges imposed by any taxing jurisdiction, (ii) all recording, filing fees or notarial fees and (iii) other similar costs of Closing.
      2.19 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below; (iii) each Party will execute and deliver the Ancillary Agreements; (iv) the Seller will execute, acknowledge (if appropriate), and


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
          INTECH CABLE, INC.


           deliver to the Buyer such other instruments of sale, transfer, conveyance, and assignment as the Buyer and their counsel reasonably may request; (v) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller such other instruments of assumption as the Seller and their counsel reasonably may request; (vi) the Buyer will deliver to the Seller the Closing Payment, and (vii) Buyer will deliver to the Escrow Agent the Escrow Amount in accordance with the Escrow Agreement.
      2.20 Allocation. Prior to the Closing, the Parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes), except for purposes of the Hart-Scott-Rodino filing, in accordance with the allocation schedule attached as Exhibit 2.20. Such allocation schedule shall be prepared in accordance with
           Section 1060 of the Code. The Parties agree to file IRS Form 8594 consistent with the foregoing and in accordance with
           Section 1060 of the Code.
 3.   REPRESENTATIONS AND WARRANTIES OF SELLER.
      The Seller represents and warrants to the Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedules delivered by the Seller to the Buyer on the date of this Agreement hereof and initialed by the Parties (the "Disclosure Schedules" or "Schedules"). The
      Disclosure Schedules will be arranged in paragraphs corresponding to the numbered paragraphs contained in this
      Article 3.
      3.1 Organization of the Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Massachusetts. The Seller does not have any Subsidiaries or Affiliates. Seller is not a "foreign person" within the meaning of Section 1445 of the Code and U.S. Treasury Regulations Section 1.445.
      3.2 Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their terms and conditions.
      3.3 Noncontravention. Except as disclosed in Schedule 3.3, neither the execution and the delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or charter or bylaws of the Seller or (ii)


          ASSET PURCHASE AGREEMENT                              Page 13

          INTECH CABLE, INC.


           conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations or results of operation of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except for the Hart-Scott-Rodino Notification and Report Form, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above), except where the failure to give notice, make a filing, or obtain authorization, consent or approval would not have a material adverse effect on the business, financial condition, operations or results of operation of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.
      3.4  Brokers' Fees.   The Seller has no Liability or obligation to
           pay any fees or commissions to any broker, finder, or agent retained by the Seller with respect to the transactions contemplated by this Agreement for which the Buyer could become liable.
      3.5 Assets. Except as disclosed in Schedule 3.5, the Seller has good and marketable title to all of the Assets, free and clear of any Security Interest or restriction on transfer. The Assets (together with the Hudson Facility to be used by Buyer pursuant to the Hudson Lease and the Charlotte Facility to be used by Buyer pursuant to the Charlotte Lease Assignment), taken as a whole, constitute all of the assets that are necessary to permit the operation of the Business in substantially the same manner as such operations are conducted as of the date hereof.
      3.6 Financial Statements. Attached as Schedule 3.6 are the following financial statements (collectively the "Financial Statements"): (i) audited Balance Sheets, Statements of Income, Statement of Stockholders' Equity, and Cash Flow as of and for the fiscal years ended December 31, 1993, December 31, 1994 and December 31 , 1995 (the "Most Recent Year End") for the Seller; and (ii) unaudited consolidated Balance Sheet and Statement of Operations, Statements of Stockholders' Equity, and Statements of Cash Flows as of and for the period ended June, 1996 (the "Interim Financial Statements") and August, 1996, the "Most Recent Month End," (collectively, the "Most Recent Financial Statements") for the Seller. Except as disclosed on Schedule 3.6, the Financial Statements (including the notes thereto)


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
          INTECH CABLE, INC.


           have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes.
      3.7 Events Subsequent to Most Recent Year End. Except as disclosed on Schedule 3.7, since the Most Recent Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operation of the Seller. Without limiting the generality of the foregoing and except as disclosed on Schedule 3.7, since that date the Seller has not:
           3.7.1 sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course;
           3.7.2 entered into any agreement, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course;
           3.7.3 accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), or any other party to such agreements, contracts, leases or licenses doing same, involving more than $100,000 to which Seller is a party or by which Seller is bound;
           3.7.4 made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course;
           3.7.5 made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course;
           3.7.6 issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 individually or $20,000 in the aggregate;
           3.7.7 delayed or postponed the payment of accounts payable or other Liabilities either beyond 45 days from the payment due date or outside the Ordinary Course;
           3.7.8 cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course;
           3.7.9 granted any license or sublicense of any rights under or with respect to any Intellectual Property;
           3.7.10 changed or authorized any change in its charter or bylaws;


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

          INTECH CABLE, INC.


           3.7.11 experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000;
           3.7.12 entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
           3.7.13 granted any increase in the compensation of any of the directors, officers, and employees of the Seller outside the Ordinary Course;
           3.7.14 adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Seller or taken any such action with respect to any other Employee Benefit Plan;
           3.7.15 made any other change in employment terms for any of the directors, officers, and employees of the Seller outside the Ordinary Course;
           3.7.16 made or pledged to make any charitable or other capital contribution outside the Ordinary Course;
           3.7.17 made any distribution of cash or other property to any of its stockholders; nor
           3.7.18      committed to any of the foregoing.
      3.8 Undisclosed Liabilities. To Seller's Knowledge and except as disclosed on Schedule 3.8, Seller does not have any material Liability except for (i) Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereof) of the Most Recent Month End, (ii) Liabilities which have arisen after the Most Recent Month End in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities arising out of matters disclosed on the Disclosure Schedules.
      3.9 Legal Compliance. Except as disclosed on Schedule 3.9, the Seller is in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings) of federal, state, local, and foreign governments (and all agencies thereof applicable to the Business or Assets), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, or results of operation of the Seller.
      3.10 Tax Matters.
           3.10.1 The Seller has filed all Tax Returns that it was required to file. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.


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

          INTECH CABLE, INC.


                       The Seller is not currently the beneficiary of any extension of time to file any Tax Return.
           3.10.2 The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
      3.11 Real Property.
           3.11.1 Schedule 3.11.1 lists and briefly describes all real property owned by Seller.
           3.11.2 Schedule 3.11.2 lists and describes briefly all real property leased or subleased to or by the Seller.
                       The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 3.11.2 and as disclosed thereon. With respect to each lease and sublease listed on
                       Schedule 3.11.2:
                       3.11.2.1 the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;
                       3.11.2.2    to Seller's Knowledge, no party to the
                                   lease or sublease is in  breach or
                                   default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
                       3.11.2.3    to Seller's Knowledge, no party to the
                                   lease or sublease has repudiated any
                                   provision thereof;
                       3.11.2.4 there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;
                       3.11.2.5 the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and
                       3.11.2.6    to Seller's Knowledge, all facilities
                                   leased or subleased thereunder have
                                   received all material approvals of
                                   governmental authorities (including
                                   material licenses and permits) required
                                   in connection with the operation
                                   thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.
      3.12 Intellectual Property.
           3.12.1      Except as disclosed on Schedule 3.12.1, (i) the
                       Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted and (ii) each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical



          ASSET PURCHASE AGREEMENT                               Page 17

          INTECH CABLE, INC.


                       terms and conditions immediately subsequent to the Closing hereunder.
           3.12.2 Except as disclosed on Schedule 3.12.2, to Seller's Knowledge, the Seller has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties in any material respect. The Seller has not received any complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual
                       Property rights of any third party). Except as disclosed on Schedule 3.12.2, to Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller in any material respect.
           3.12.3 Schedule 3.12.3 identifies each patent (including issuing country, number, current assignee of record, title and issue date), each trademark and service mark registration (including issuing country, number, description of mark, current owner of record, classes of goods or services, and issue date), each unregistered trademark and service mark for which no application for registration is pending (including a description of the mark and the goods or services with which it is used) and each copyright registration (including issuing country, number, title or description of work, current owner of record and issue date) currently in effect and owned by the Seller; identifies each pending patent application (including country of filing, serial number, current owner of record, title and filing date), application for registration of a trademark or service mark (including country of filing, serial number, description of mark, current owner of record, classes of goods or services, and filing date), which the Seller has made with respect to any of its Intellectual Property; and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its owned Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date).
                       With respect to each item of Intellectual Property that the Seller owns, except as disclosed on
                       Schedule 3.12.3:
                       3.12.3.1 the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;



          ASSET PURCHASE AGREEMENT                                Page 18

          INTECH CABLE, INC.


                       3.12.3.2 the item is not subject to any outstanding injunction, judgment, order, decree, or ruling;
                       3.12.3.3 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller's
                                    Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and
                       3.12.3.4 the Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
             3.12.4 Schedule 3.12.4 identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The
                       Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified on Schedule 3.12.4 and as disclosed thereon:
                       3.12.4.1 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;
                       3.12.4.2 to Seller's Knowledge, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and
                        3.12.4.3 the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
           3.13   Inventory.  The inventory of the Seller consists of raw
                  materials, work in process, and finished goods.
           3.14   Contracts.  Schedule 3.14 lists the following contacts
                  and agreements to which the Seller is a party:
                  3.14.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;
                  3.14.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $75,000;
                  3.14.3 any agreement concerning a partnership or joint venture;


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
          INTECH CABLE, INC.


                  3.14.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation under which it has imposed a Security Interest on any of its assets, tangible or intangible;
                  3.14.5 any agreement concerning confidentiality or noncompetition;
                  3.14.6    any profit sharing, stock option, stock
                            purchase, stock appreciation, deferred
                            compensation, severance, or other material plan or arrangement for the benefit of the current or former directors, officers, and employees of the Seller;
                  3.14.7    any collective bargaining agreement;
                  3.14.8    any agreement for the employment of any
                            individual on a full-time, part-time,
                            consulting, or other basis;
                  3.14.9 any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, or results of operation of the Seller; and
                  3.14.10 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $75,000.
                  The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 3.14 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.14. With respect to each such agreement and except as disclosed on Schedule 3.14, (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the Seller is not in material breach or default, and to Seller's Knowledge no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (iii) each such agreement will continue to be valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above).
           3.15 Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on its books and records, are valid receivables, and to Seller's Knowledge are subject to no setoffs or counterclaims and are current and collectible, subject only to the reserve for bad debts set forth on the face of the most recent balance sheet (rather than in any notes thereto) as of the Most Recent Month End as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.



          ASSET PURCHASE AGREEMENT                                 Page 20

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          INTECH CABLE, INC.


           3.16 Insurance. Schedule 3.16 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:
                  3.16.1      the name, address, and telephone number of the
                              agent;
                  3.16.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;
                  3.16.3      the policy number and the period of coverage;
                  3.16.4 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
                  3.16.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.
                  Schedule 3.16 describes any material self-insurance arrangements affecting the Seller.
           3.17 Litigation. Schedule 3.17 sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.
           3.18   Product Warranty.    Each product manufactured, sold, leased,
                  or delivered by Seller has been in material conformity with all applicable commitments and warranties. Schedule 3.18 includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).
           3.19 Product Liability. To Seller's Knowledge, the Seller does not have any Liability arising out of any injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.
           3.20 Employees. To Seller's Knowledge, no executive or key employee has any plans to terminate employment with the Seller during the next twelve months. Except as listed in
                  Schedule 3.20, the Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, material grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year. To Seller's Knowledge, the Seller has not committed any material unfair labor practice. To Seller's Knowledge, there is not any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.





          ASSET PURCHASE AGREEMENT                        Page 21

          INTECH CABLE, INC.


   3.21    Employee Benefits.
           3.21.1 Schedule 3.21.1 lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.
                       3.21.1.1 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.
                       3.21.1.2 All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an employee pension benefit plan or accrued and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such employee pension benefit plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan which is an employee welfare benefit plan.
           3.21.2 Except as disclosed in Schedule 3.21.2, the Seller does not maintain, has not maintained, does not contribute, has not contributed, and has not been required to contribute, to any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or comparable state law).
     3.22  Guaranties.  Except as listed in Schedule 3.22, the
           Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person. Schedule 3.22 also sets forth an accurate and complete list showing the name and address of each bank in which the Seller has an account or lockbox, the number of any such account or lockbox, and the names of all persons authorized to drawn thereon or have access thereto.
     3.23  Environment, Health, and Safety.
           3.23.1 To Seller's Knowledge, Seller (i) has complied with all Environmental Laws in all material respects (and no action, suit, proceeding, hearing, formal investigation (other than routine inspections), complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply), (ii) has obtained and been in substantial compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under


          ASSET PURCHASE AGREEMENT                       Page 22

          INTECH CABLE, INC.


                       Environmental Laws, and (iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all Environmental Laws.
           3.23.2 To Seller's Knowledge, Seller does not have any material Liability (and to Seller's Knowledge, none of the Seller, its predecessors or its or their Affiliates have handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any material Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.
      3.24 Certain Business Relationships with Seller. To Seller's Knowledge, no Affiliate or officer, director or employee of the Seller has been involved in any material business arrangement or relationship with the Seller within the past twelve months, and no such Affiliate, officer, director or employee owns any material asset, tangible or intangible, which is used in the Business.
      3.25 Tangible Assets. Each tangible asset is free from material defect, has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).
      3.26 Customers. To Seller's Knowledge, as of the date of this Agreement, no customer of Seller intends to stop purchasing products of the Business as a result of the Seller's completing the transactions contemplated by this Agreement.

   4. REPRESENTATIONS AND WARRANTIES OF BUYER.
      The Buyer represents and warrants to the Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
      4).
      4.1 Organization of the Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.
      4.2 Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions.
      4.3 Noncontravention. Neither the execution and the delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and


          ASSET PURCHASE AGREEMENT                      Page 23

          INTECH CABLE, INC.


           thereby (including the assignments and assumptions referred to in Article 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations or results of operation of Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above), except where the failure to give notice, make a filing, or obtain authorization, consent or approval would not have a material adverse effect on the business, financial condition, operations or results of operation of Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.
      4.4  Brokers' Fees.   The Buyer has no Liability or obligation to
           pay any fees or commissions to any broker, finder, or agent retained by the Buyer with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

   5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
      5.1 General. Each Party will use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article 7 below).
      5.2  Notices and Consents.
           5.2.1 As soon as practicable after the execution of this Agreement, the Seller will give any required notices to any person and will commence to take all reasonable action required to obtain all consents and agreements ("Consents") of all parties necessary to authorize, approve, or permit the full and complete grant, bargain, sale, conveyance, assignment and transfer by the Seller to the Buyer as contemplated by this Agreement. The Seller will continue such efforts after the Closing Date,


          ASSET PURCHASE AGREEMENT                          Page 24

          INTECH CABLE, INC.


                  if required by the Buyer, at no additional cost to the Buyer. If any Consent is not obtained by the Closing and the Buyer nevertheless elects to close the transaction contemplated by this Agreement, the Seller will cooperate with the Buyer in any reasonable arrangement to provide the Buyer with the benefits under or with respect to the matter as to which the relevant Consents were not obtained. Each Party will file any notification and report forms and related material that such Party may be required to file with any governmental authority, will use its reasonable efforts to obtain the expiration or early termination of the applicable waiting period (or any extension thereof) for any required pre-acquisition notice, and will make any further filings, including the submission of any additional information or documentary material, pursuant thereto that may be necessary, proper or advisable. Buyer will bear the fee for filing its HSR
                  Act Notification Form with the government.
           5.2.2 Notwithstanding the foregoing, neither the Seller nor Buyer shall be required to:
                  (i) divest or hold separate any assets including assets of any Affiliate;
                  (ii) agree to any limitation on their respective freedom of action with respect to, or their ability to retain, any of their (or their Affiliate's) other assets or businesses;
                  (iii) contest any suit brought or threatened by the U.S. Federal Trade Commission or the U.S. Department of Justice or attempt to lift or rescind any injunction or restraining order obtained by the U.S. Federal Trade Commission or the U.S. Department of Justice adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; or
                   (iv)     provide additional information
                            pursuant to a formal "second request" made by the U.S. Federal Trade Commission or U.S. Department of Justice in connection with a "Hart-Scott-Rodino pre-merger notice filing" ("HSR") made by a Party.
           5.2.3 Each Party shall promptly inform the other of any material communication from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other government authority regarding any of the transactions contemplated hereby.
           5.2.4 Each Party will advise the other promptly in respect of any understandings, undertakings or agreements (oral or written) which such Party proposes to make or enter into with the U.S. Federal Trade Commission, the U.S.
                  Department of Justice or any other government authority in connection with the transactions contemplated hereby.
      5.3 Operation of Business. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course.


          ASSET PURCHASE AGREEMENT                         Page 25

          INTECH CABLE, INC.


           Without limiting the foregoing, the Seller will not engage in any matter described in Section 3.7 above.
      5.4 Preservation of Business. The Seller will use its reasonable best efforts to keep the Business and Assets intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.
      5.5 Access. After reasonable prior notice delivered by Buyer, the Seller will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, books, records, contracts, Tax records and documents of or pertaining to the Seller in order to conduct any investigation (including environmental assessments) of the Seller.
      5.6 Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development, of which it becomes aware, affecting the assets, Liabilities, business, financial condition, operations or results of operation of the Seller. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section
           5.6 shall be deemed to amend or supplement any attachment including the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. Seller shall have the right to revise the Disclosure Schedules, subject to the Buyer's right to accept or reject such revisions pursuant to Section 7.1.11.
      5.7 Exclusivity. Until December 15, 1996, the Seller will not (and the Seller will not cause or permit any of its Affiliates to)
           (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of a substantial portion of the assets, or (D) similar transaction or business combination involving the Seller or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.
      5.8 Bulk Sales or Transfer Laws. The Buyer has agreed to waive Seller's compliance with any applicable bulk sales or transfer laws. Accordingly, the Seller agrees to indemnify the Buyer from any Liability arising from any failure to comply with such laws in connection with the transfer of the Assets to Buyer as contemplated hereby.

   6 POST-CLOSING COVENANTS The Parties agree as follows with respect to the period following the Closing.
      6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of


          ASSET PURCHASE AGREEMENT                       Page 26

          INTECH CABLE, INC.


           this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents and Buyer's providing reasonable assistance to Seller in connection with Seller's administration of any workers' compensation claims relating to the Business) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Business (other than information relating to the Retained Assets or Retained Liabilities).
      6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with such Party and such Party's counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).
      6.3 Transition. The Seller will refer, and will cause its Affiliates to refer, all customer inquiries relating to the Business to the Buyer from and after the Closing.
      6.4 Tax Matters. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit, or other examination by any tax authority or judicial or administrative proceedings relating to liability for Taxes,
           (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period. Without limiting the generality of the foregoing, Seller and Buyer shall retain until the applicable statutes of limitation (including any extensions) have expired, copies of all returns, supporting work schedules and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.
      6.5 Confidentiality. The Seller will treat and hold as such all confidential information relating to the Business, refrain from


          ASSET PURCHASE AGREEMENT                           Page 27

          INTECH CABLE, INC.


           using any of such confidential information except in connection with this Agreement and deliver promptly to the Buyer or destroy, at the request of the Buyer, all tangible embodiments (and all copies) of such confidential information which are in its possession. In the event the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any confidential information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver under this Section 6.5, the Seller is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, the Seller may disclose the confidential information to the tribunal. However, the Seller shall use its reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any confidential information which is generally available to the public immediately prior to the time of disclosure.
      6.6 Covenant Not to Compete. The Seller, on behalf of itself and its Affiliates, in consideration of Buyer's purchase of the Assets, agrees for a period of five years after the Closing Date not to start up, acquire, operate or otherwise compete with the Buyer or its Affiliates in a business that develops, manufactures, markets or services the products or services of the Business or any products having specifications similar to such products in those countries throughout the world where the products or services of the Business have been sold. To insure the greatest likelihood of enforceability of this covenant, the Parties agree that: (i) the duration and area for which the covenant is to be effective are reasonable; (ii) if any court determines that the time period or the area, or both of them, are unreasonable, and that the covenant is to that extent unenforceable, then the covenant shall remain in full force and effect for the greatest time period, and in the greatest area that would not render it unenforceable; and (iii) the covenant shall be deemed to be a series of separate covenants, one for each and every country where the products or services of the Business have been sold.
      6.7 Disclosures. Before Closing, no Party, without the prior written consent of the other Party, will issue any press release or any similar public announcement concerning the transactions contemplated by this Agreement. However, if in the opinion of counsel to any Party (which opinion shall be confirmed in writing by such counsel and promptly delivered to the other Party before disclosure), such disclosure is required by law or regulations of a stock exchange, the Parties will cooperate in preparing a press release or releases, and unless


          ASSET PURCHASE AGREEMENT                             Page 28

          INTECH CABLE, INC.


           the Parties otherwise agrees, such disclosures shall be limited to the disclosures so required in the opinion of counsel.
      6.8 Environmental Matters. The Buyer shall not assume, and the Seller shall remain solely responsible for, the following liabilities and obligations which shall be Retained
           Liabilities: All Liabilities of any nature whatsoever whenever arising under any Environmental Laws, based upon any events occurring or conditions existing on or before the Closing Date (whether or not there is a migration or spreading after the Closing Date, except to the extent any such migration or spreading is due to any act of the Buyer), relating in any manner to (i) operations of the business conducted by the Seller, its Affiliates or predecessors, or (ii) the Assets or any facilities owned, leased or used by the Seller, its Affiliates or predecessors (whether or not such facilities are included in the Assets), whether such Liabilities relate to on-site or to a location other than such facilities, including without limitation any liability arising pursuant to the Comprehensive Environmental Response, Compensation and
           Liability Act of 1980, as amended, 42 U.S.C.sections 9601 et seq. or similar state or local laws.
      6.9 Change of Lockbox Accounts. The Seller shall take such steps as Buyer may reasonably request to cause Buyer, effective as of the Closing Date, to be substituted as the sole party having control over any lockbox to which customers of the Seller make payments, and to transfer to Buyer, effective as of the Closing Date, the bank accounts associated with such lockboxes.
     6.10  Employees and Employee Benefit Plans.
           6.10.1  Employment of Transferred Employees.
           6.10.1.1 On the Closing Date, Seller shall make available for employment, and Buyer shall offer to employ, all Active Employees. The Active Employees who accept such offers shall become "Transferred Employees" as of the Closing Date. Except for any limitation imposed by a collective bargaining agreement, the Parties agree that the employment relationship between the Transferred Employees and the Buyer shall be at will, that it shall be a new employment relationship and that the Buyer is not intended to be, and is not, successor to the Seller in any legal sense with respect to the employment relationships existing prior to the Closing Date between such Transferring Employees and the Seller.
           6.10.1.2 The employment offers referenced in Section 6.10.1.1 above shall be at a wage or salary level, whichever is applicable, that is equivalent to the wage or salary level, whichever is applicable, of each such employee immediately prior to the Closing Date.
                       Each such offer of employment shall also include employee benefit plans, programs and policies that are substantially comparable in the aggregate to the employee benefits of each such employee immediately prior to the Closing Date (the "Prior Employee Benefits"), except that coverage to Transferred


          ASSET PURCHASE AGREEMENT                               Page 29

          INTECH CABLE, INC.


                       Employees shall not be subject to any waiting period requirement, exceptions for pre-existing conditions or gap period rule in addition to what was provided
                       by the Prior Employee Benefits.   It is understood,
                       however, that the employee benefit plans included in the offers of employment may not extend beyond (i) a 401(k) plan which is substantially comparable to the Intech Savings Plan (as hereinafter defined), and
                       (ii) medical insurance, severance, disability insurance, life insurance and dental insurance which are substantially comparable to those that Seller provides to its Active Employees at the date of this Agreement. It is also understood that Buyer will have no obligation to continue the discretionary incentive compensation arrangement Seller has with certain senior level employees or salaried employees, nor will Buyer have any liability to such employees for any amounts they may have earned under such arrangement for which they will not have received payment on or before the Closing. The Buyer shall follow Exhibit 6.10.1.2 to determine "prior service credit" for Transferred Employees for purposes of eligibility, vesting and entitlements of employees in all employee benefit plans or arrangements covering such Transferred Employees. Such Exhibit 6.10.1.2 is consistent with the "prior service credit" for such employees currently recognized by the Seller.
      6.10.2 Intech Savings Plan. The Active Employees participate in a 401(k) plan (the "Intech Savings Plan"), a qualified defined contribution plan with a 401(k) feature, a copy of which is attached as Exhibit 6.10.2A. Effective as of the Closing, Buyer will either (i) adopt the Intech Savings Plan for the benefit of the Transferred Employees pursuant to the Assignment and Adoption Agreement attached as Exhibit 6.10.2B and in accordance with applicable law or (ii) establish a new 401(k) plan substantially in the form of the Intech Savings Plan and in accordance with applicable law. Should it elect to establish a new plan, Buyer shall accept a direct transfer of the account balance of each Transferred Employee to the new plan from the Intech Savings Plan.
      6.10.3 Employee Welfare Benefit Plans. Seller shall continue the employee welfare benefit plans in effect on January 1, 1996 for all Active Employees through the Closing Date. Buyer shall provide employee welfare benefits to the Transferred Employees effective as of and after the Closing Date which are substantially comparable to the employee welfare benefits made available by Seller immediately prior to the Closing Date.
      6.10.4 Certain Retained Liabilities of the Seller. The Buyer shall not assume, and the Seller shall remain solely responsible for, the following Liabilities and obligations which shall be Retained Liabilities:


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
          INTECH CABLE, INC.


                  6.10.4.1 Except as set forth in Section 6.10.7, all Liabilities and obligations of whatever nature arising out of, asserted by or relating to past, present or retired employees of the Seller, its Affiliates or predecessors who are not Transferred Employees, whenever arising, including without limitation (i) those pertaining to benefits, rights, entitlements, expense reimbursements, salary, payroll or other payments, and (ii) those arising by reason of the transfer or non-transfer of employees contemplated by this Section 6.10;
                  6.10.4.2  Except for those liabilities set out in Section
                            1.6.1 above and except as set forth in Section 6.10.7, all Liabilities and obligations of whatever nature arising out of, asserted by or relating to Transferred Employees, whenever arising, including without limitation those pertaining to benefits, rights, entitlements, expense reimbursements, salary, payroll or other payments, to the extent such Liabilities and obligations result from an Occurrence taking place (or relating to a period) on or before the Closing Date; provided, however, that with respect to Liabilities resulting from workplace conditions or exposures which continue after the Closing Date and for which the initial claim is asserted after the Closing Date, Seller shall remain responsible for the proportion of such Liabilities attributable to periods on or prior to the Closing Date and Buyer shall be responsible for the proportion of such Liabilities attributable to periods after the Closing Date.
      6.10.5 Nonduplication. Nothing in this Section 6.10 shall cause duplicate contributions or benefits to be paid to or with respect to any employee.
      6.10.6 No Changes. Without the Buyer's prior written consent, the Seller shall neither make nor permit any material change to be made in salaries, wages, employee benefit plans or other benefits from the date hereof through the Closing Date.
      6.10.7 Retiree Medical and COBRA Continuation Coverage. Notwithstanding anything herein, subject to Buyer's rights under Section 6.10.8.3 below, Buyer will provide retiree medical benefit coverage for those retired employees who are listed on Exhibit 6.10.7 A and for those Active Employees who become Transferred Employees in accordance with the plan for such coverage which is attached as Exhibit 6.10.7 B. Buyer's obligation to provide such coverage will not be subject to any limitation regarding pre-existing conditions except as provided in the plan. To the extent required by applicable law, Buyer shall be responsible for providing continuation healthcare coverage pursuant to an election under Section 4980B of the Code or Sections 601-608 of ERISA (a "COBRA election") made by any Transferred


          ASSET PURCHASE AGREEMENT                 Page 31

          INTECH CABLE, INC.


                  Employee (or any individual who constitutes a qualified beneficiary with respect to the Transferred Employee) which relates to a qualifying event which occurs after the Closing Date. The consummation of the transactions contemplated by this Agreement shall not entitle
                  Transferred Employees to make a COBRA election with respect to the group health plans of Seller nor otherwise constitute a "qualifying event" within the meaning of Code Section 4980B or Sections 601-608 of ERISA.
      6.10.8      Certain Reservations of Rights by the Buyer.
                  6.10.8.1 Nothing herein expressed or implied shall confer upon any Person (including any Transferred Employee or any other past or present employees of the Seller or its Affiliates) other than the Seller any rights or remedies of any nature or kind whatsoever, including any right to employment by the Buyer for any period or under any particular terms and conditions or any third-party beneficiary rights hereunder.
                  6.10.8.2 Nothing herein shall prevent the Buyer at any time or times after the Closing Date from terminating, reassigning, promoting or demoting individual personnel or changing adversely or favorably the titles, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms and conditions of employment of officers and employees of the Buyer.
                  6.10.8.3 Nothing herein shall restrict in any way the right of the Buyer at any time or times after the Closing Date to establish, amend or terminate any employee benefit plan, arrangement, program, practice, policy or procedure.
      6.11 Discharge of Retained Liabilities. Seller shall discharge all Retained Liabilities in a timely manner. No disclosure made by Seller (including any set out in the Disclosure Schedules) shall limit or modify any Retained Liability or Seller's obligation to satisfy such Retained Liability.
      6.12 Existence. The Seller agrees (i) to maintain its corporate existence at least until the Escrow Agreement expires and to notify Buyer in advance should it decide thereafter to dissolve, (ii) to not remove any of the fixtures listed under subparts (a), (b)(i) or (b)(ii) of Exhibit 1.5 prior to the expiration of the term of the Hudson Lease, and (iii) promptly after Closing, to change its corporate name to a different name that is not confusingly similar to "Intech Cable, Inc.", "Independent Cable, Inc." or "ICI".
   7  CONDITIONS TO OBLIGATION TO CLOSE
      7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions (or their waiver in writing by the Buyer):
           7.1.1 the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;


          ASSET PURCHASE AGREEMENT                          Page 32

          INTECH CABLE, INC.


           7.1.2 the Seller shall have performed and complied with all of its covenants that it must perform prior to the Closing;
           7.1.3 the Seller shall have procured all Consents (including the lessor's consent with respect to the Charlotte
                  Facility) referred to in Section 5.2 above;       7.1.4no
                  action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control the Assets or the Business (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);
           7.1.5 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1.1 through 7.1.4 is satisfied in all respects;
           7.1.6 the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies set forth in Exhibit 7.1.6;
           7.1.7 the relevant Parties shall have entered into the Ancillary Agreements in form and substance as set forth in Exhibit 7.1.7, and the same shall be in effect;
           7.1.8 all actions to be taken by the Seller in connection with consummation of the contemplated transactions and all certificates, opinions, instruments and other documents required to effect the contemplated transactions will be reasonably satisfactory in form and substance to the Buyer;
           7.1.9 on the Closing Date, there shall not exist any damage to or destruction of any parts of the Business, the restoration costs of which would exceed $25,000 individually or $100,000 in the aggregate;
           7.1.10 at Buyer's request, the Seller shall have removed and disposed of any Regulated Materials in storage on any real property owned or leased by the Seller, and the Seller shall have provided written confirmation of such removal and disposal satisfactory to the Buyer;
           7.1.11 the Buyer in its discretion shall have found acceptable any revisions of the Disclosure Schedules made by Seller pursuant to Section 5.6; and
           7.1.12 the Seller shall have provided written evidence satisfactory to Buyer of the termination and release of any Security Interest covering any of the Assets, including letters from the lenders containing payoff amounts and reasonable assurance covenants in favor of Buyer.


          ASSET PURCHASE AGREEMENT                          Page 33



          INTECH CABLE, INC.


      7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (or their waiver in writing by the Seller):
           7.2.1 the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;
           7.2.2 the Buyer shall have performed and complied with all of their covenants that they must perform prior to the Closing;
           7.2.3 no action, suit or proceedings shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would
                  (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);
           7.2.4 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 7.2.1 through 7.2.3 is satisfied in all respects;
           7.2.5 the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies set forth in Exhibit 7.1.6;
           7.2.6 the relevant parties shall have entered into the Ancillary Agreements in form and substance as set forth in Exhibit 7.1.7, and the same shall be in effect; and
           7.2.7 all actions to be taken by the Buyer in connection with consummation of the contemplated transactions and all certificates, opinions, instruments and other documents required to effect the contemplated transactions will be reasonably satisfactory in form and substance to the Seller.
   8  REMEDIES FOR BREACHES OF THIS AGREEMENT
      8.1 Survival. All representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing and continue in effect for the following periods:
           8.1.1  Each Party's covenants shall continue forever.
           8.1.2  Seller's representations and warranties set forth in
                  Section 3 shall expire as follows:
                  (i) with respect to Sections 3.2 ("Authorization of Transaction"), 3.5 ("Assets"), 3.21 ("Employer Benefits"), and 3.23 ("Environment, Health & Safety"), three years after the Closing Date; and
                  (ii) with respect to all others, 18 months after the
                       Closing Date.
           8.1.3 The Buyer's representations and warranties shall expire three years after the Closing Date.
           Each Party must



          ASSET PURCHASE AGREEMENT                          Page 34

          INTECH CABLE, INC.


           assert any claim involving a representation, warranty or covenant against the other Party before expiration of any applicable survival period. Notwithstanding any contrary provision, as long as the claim is asserted timely, the claim will continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved.
      8.2 Indemnification Provisions for Benefit of the Buyer. If the Seller breaches any of its representations, warranties, or covenants contained in this Agreement (or in any of the Ancillary Agreements, Schedules or Exhibits referred to herein), then the Seller agrees to defend, indemnify and save harmless the Buyer, its Affiliates and its and their directors, officers and employees ("Buyer's Indemnified Group") from and against the entirety of any Liability that any of the Buyer's Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.
           The Seller also agrees to defend, indemnify and save harmless the Buyer's Indemnified Group from and against the entirety of any Liability that any of the Buyer's Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or in the nature of any of the Retained Liabilities.
      8.3 Indemnification Provisions for Benefit of the Seller. If the Buyer breaches any of its representations, warranties, or covenants contained in this Agreement (or in any of the Ancillary Agreements, Schedules or Exhibits referred to herein), then the Buyer agrees to defend, indemnify and save harmless the Seller, its Affiliates and its and their directors, officers and employees ("Seller's Indemnified Group") from and against the entirety of any liability that any of the Seller' Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.
      8.4 Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this
           Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible


          ASSET PURCHASE AGREEMENT                               Page 35

          INTECH CABLE, INC.


           for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). If the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.
      8.5  Limitations on Indemnification.
           8.5.1  Basket.  Notwithstanding any contrary provision in this
                  Section 8, Buyer shall not make any claim for indemnification under Section 8.2 for any breach by Seller of any representation or warranty in Section 3 until the aggregate amount of all such claims of the Buyer exceeds $200,000 (the "Basket"), in which event the Buyer's Indemnified Group shall be entitled to such indemnification for all amounts, including all amounts forming any part of the Basket.
           8.5.2  Cap.  Notwithstanding any contrary provision in this
                  Section 8, the Seller's liability under this Agreement, except as noted below, shall not exceed $3 million (the "Cap"). Notwithstanding the preceding sentence, the Cap will not apply, and Seller's liability will not be so limited, with respect to the following:
                  (i)  Section 6.6 ("Covenant not to Compete");
                  (ii) Section 6.5 ("Confidentiality");
                  (iii)Section 6.8 ("Environmental Matters");
                  (iv) Section 6.10.4 ("Certain Retained Liabilities of the
                       Seller");
                  (v)  Any of the representations and warranties noted in
                       Section 8.1.2 (i);
                  (vi) The Balance Sheet Payment, to the extent payable by
                       Seller; and
                  (vii) The indemnity covenant in Section 8.2 insofar as it relates to any of the representations, warranties or covenants noted above in subparts
                            (i) - (vi) of this Section 8.5.2.
   9  TERMINATION.
      9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:
           9.1.1 the Parties may terminate this Agreement by mutual written consent of all the Parties at any time prior to the Closing;


          ASSET PURCHASE AGREEMENT                             Page 36

          INTECH CABLE, INC.


           9.1.2 the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect;
           9.1.3 the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before December 15, 1996 by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from the Buyer's breaching any representation, warranty, or covenant contained in this Agreement); or
           9.1.4 the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before December 15, 1996 by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from the Seller's breaching any representation, warranty, or covenant contained in this Agreement).
   10 GENERAL MATTERS
      10.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
      10.2 Entire Agreement. This Agreement and the Ancillary Agreements (including any exhibits, schedules or attachments that are referenced in such agreements) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that relate to the subject matter.
      10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any of its rights and interests under this Agreement to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).
      10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
      10.5 Headings. The Article and section headings contained in this Agreement and in the Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
      10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given


          ASSET PURCHASE AGREEMENT                     Page 37

          INTECH CABLE, INC.


           (i) when actually delivered by hand or mail, (ii) when trans-mitted by prepaid cable or telecopier, with confirmation of receipt, provided that a copy is sent at about the same time by registered or certified mail, return receipt requested, or
           (iii) five days after being sent by Express Mail, Federal Express or other express delivery service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice hereunder):
           If to the Seller:
                                 Mr. John Schwanbeck
                                 Fox Hill Holdings, Inc.
                                 Westwood Executive Center
                                 200 Lowder Brook Drive, Suite 2400
                                 Westwood, Massachusetts  02090-1159
                                 Phone: (617) 461-0460
                                 Fax:   (617) 461-0467


                  with copy to:  Stuart Cable
                                 Goodwin, Procter & Hoar, L.L.P.
                                 Exchange Place
                                 Boston, MA  02109
                                 Phone: (617) 570-1000
                                 Fax:   (617) 227-8591
           If to the Buyer:
                                 Belden Wire & Cable Company
                                 c/o Belden Inc.
                                 7701 Forsyth Boulevard
                                 Suite 800
                                 St. Louis, Missouri 63105

                                 Attention:     General Counsel
                                 Telephone:     314-854-8000
                                 Facsimile:     314-854-8001

      10.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
      10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the



          ASSET PURCHASE AGREEMENT                           Page 38

          INTECH CABLE, INC.


           remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
      10.9 Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the transactions contemplated by it. With respect to any of its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the transactions contemplated by it, the Seller agrees that except as disclosed in Exhibit 10.9 and except to the extent such expenses are accrued on the Final Closing Balance Sheet, (i) it has not paid any amount to any third party with respect to such expenses, and (ii) it will not pay any amount to any third party with respect to such expenses until after the Closing.
     10.10 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under them, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate that the Party is in breach of the first representation, warranty, or covenant.
     10.11 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement.



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

          INTECH CABLE, INC.


     10.12 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of it in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
     10.13 Governing Law. The laws of Massachusetts shall govern the interpretation of this Agreement.

   11 DISPUTE RESOLUTION
      11.1 Settlement Attempt. The Parties agree that, except as provided in Section 2.10, any claim or dispute between them arising out of or in connection with this Agreement or any alleged breach of this Agreement (a "Claim") shall be submitted promptly to an executive of Seller and Buyer who shall have authority to settle the Claim, and who shall meet in Boston, Massachusetts, within 30 days of such submission to seek in good faith an amicable settlement. In seeking an amicable settlement, the Parties may consult with a neutral third party mediator if both agree in writing. Unless the Parties agree to the contrary in writing, any advice or decision of the mediator shall not be binding.
      11.2 Litigation. Any Claim which is not settled by the Parties within sixty (60) days of notice thereof first being given by either Party to the other may be pursued by a Party in any court having subject matter and personal jurisdiction. Seller and Buyer irrevocably and unconditionally submit to the exclusive jurisdiction (subject matter and personal) and waive any objection as to venue (and any claims that any action or proceeding has been brought in an inconvenient forum) of the federal or state courts of the City of Boston, Commonwealth of



          ASSET PURCHASE AGREEMENT                         Page 40

          INTECH CABLE, INC.


           Massachusetts. The Parties have executed this Agreement on the date first above written.



      BUYER:                     BELDEN WIRE & CABLE COMPANY


                                 By:    /s/ Kevin L. Bloomfield
                                 Name:    Kevin L. Bloomfield
                                 Title:       Secretary


      SELLER:                    INTECH CABLE, INC.


                                 By:    /s/ John R. Schwanbeck
                                 Name:  John R. Schwanbeck
                                 Title: Chairman of the Board